EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between Exobox Technologies Corp., a Nevada company, with principal offices at 2121 Sage Road, Suite 200, Houston, Texas 77056 (“Exobox”) and Sam Skipper, an individual whose address is 3315 Marquart, Houston, Texas 77027 (“Consultant”), effective the 13th day of January, 2010.

WHEREAS, Consultant desires to perform certain Services (as hereinafter defined) for Exobox under the terms and conditions set forth below; and

WHEREAS, Exobox desires to retain Consultant to perform certain Services (as hereinafter defined) under the terms and conditions set forth below; and

WHEREAS, Exobox and Consultant desire that this Agreement supersede and replace all prior written and oral agreements between them;

NOW THEREFORE, for and in consideration of the mutual covenants and conditions set forth herein, Exobox and Consultant do hereby agree as follows:

SPECIFIC PROVISIONS

1.
SERVICES TO BE RENDERED:  Consultant shall perform the following Services to the best of his ability: Consultant shall assist Exobox in structuring transactions, financial planning, strategic planning and general management considerations. Consultant shall not, however, be precluded during the term of this Agreement or thereafter, from providing services to third parties, including, but not limited to, services of the same or similar nature provided or contemplated under this Agreement.

2.
NATURE OF RELATIONSHIP:  The parties agree that Consultant is retained by Exobox as an Independent Consultant.   Consultant is not an employee of Exobox or any of Exobox’s affiliates, clients or agents.  Accordingly, Consultant agrees not to hold himself, his employees, subcontractors, independent contractors, agents or any other Consultant representatives, if any, (“Representatives”) out to the public as an employee of Exobox, nor shall Consultant have the authority to bind Exobox unless specifically authorized in writing by Exobox.  Consultant acknowledges that Exobox does not have the right to control the manner in which Consultant will perform the Services specified in Paragraph 1, above, other than to terminate Consultant for cause for failure to perform his Services as agreed.  The manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be determined by Consultant.  Exobox will rely on Consultant to work as many hours as reasonably may be necessary to fulfill Consultant’s obligations under this Agreement.

3.	CONTRACTOR’S COMPENSATION:

a.
Payments: Within two (2) business days of the execution of this Agreement by both parties, Exobox shall submit to both Malone & Bailey, P.C. and Brewer & Pritchard,  P.C. for their review and written consent an S-8 Registration Statement  seeking to clear sufficient shares of free-trading S-8 stock to compensate Consultant hereunder ("Registration Statement").  Within two (2) business days of the date on which Exobox receives such consent from both Malone & Bailey and Brewer & Pritchard, Exobox will file the Registration Statement with the SEC. Within two (2) business days from the date on which the SEC clears the Registration Statement, Exobox shall (a) request from its transfer agent, American Stock Transfer Company ("American"), the issuance to Consultant of  (i) ten million (10,000,000) shares of  unrestricted, fully vested Exobox common stock registered with the SEC in the Company’s S-8 Registration Statement then in effect (“S-8 Stock”) and ten million (10,000,000) shares of fully vested Exobox common stock restricted under Rule 144 ("Initial Shares") and (b) upon receipt forward to American the attorney opinion letter to be provided by Consultant authorizing the issuance to Consultant of the Initial Shares. On or before July 10, 2010,  Exobox shall request American to issue to Consultant on July 13, 2010, an additional ten million (10,000,000) shares of fully vested Exobox common stock restricted under Rule 144 ("Final Shares") and upon receipt, forward to American the attorney opinion letter to be provided by Consultant authorizing the issuance to Consultant of the Final Shares. Consultant's right to receive the thirty million (30,000,000) shares of Exobox stock described herein is fully vested as of the date Consultant executes this Agreement.

b.
Taxes: Consultant represents and warrants to Exobox that he will, at all times, undertake full responsibility for his own federal and state income tax withholding, and all other withholding required by law.  Consultant shall indemnify and hold Exobox harmless from and against any liability against Exobox, which may arise as a result of Consultant’s failure to pay same in a timely matter, or a determination by any taxing authority that Consultant or his Representatives are, for any purpose, deemed to be an employee of Exobox.  Exobox will provide contractor with a Form 1099 for all sums paid to the Consultant by Exobox.

4.
OUT-OF-POCKET EXPENSES:  Consultant shall pay his own expenses incurred in performance of his duties hereunder unless Exobox agrees in writing to pay or reimburse specific expenses of Consultant.  However, Exobox shall have no obligation to pay or reimburse any expenses incurred by Consultant unless previously agreed to in writing by Exobox prior to Consultant’s incurring the expenses in question.

5.
BENEFITS: Exobox shall have no obligation to provide Consultant with health insurance, life insurance, retirement compensation, or any other benefits offered now or in the future by Exobox to its employees, if any.  To the extent required by law, Consultant shall secure at its sole cost and expense, health insurance, workers’ compensation insurance, disability insurance, unemployment insurance and/or any other insurance, if any, as may be required by law.

6.
SUPERSEDES PRIOR AGREEMENTS:  This Agreement supersedes and replaces in full all prior oral and/or written Exobox agreements with Skipper, including, but not limited to, the consulting agreement between Skipper and Exobox effective October 29, 2010 (2009 Consulting Agreement"). Accordingly, the 2009 Consulting Agreement and any and all other agreements between Exobox and Skipper, if any, are null and void and of no further effect.

7.           GENERAL RESPONSIBILITIES:

a.	The Consultant must abide by the rules and regulations, if any, of Exobox as may be presented to him by Exobox in writing, while on Exobox premises.

b.	The Consultant acknowledges that he is expected to conduct himself in a professional manner on the premises of Exobox.

c.
All negligent acts by Consultant, his agents or representatives, are the responsibility of the Consultant.  Furthermore, the Consultant is responsible for all work-related accidents or injuries he may cause to himself or others.

d.
Consultant shall devote reasonable working time and effort to performing the services to be rendered under this Agreement.  Consultant shall not, however, be precluded from providing services to other customers, including, but not limited to, services that are the same or similar to the services provided or contemplated in the Agreement, so long as the time spent does not unreasonably interfere with the performance of Consultant’s duties for Exobox.  Exobox expressly acknowledges that Consultant provides services to other customers and operates as a business separate and distinct from Exobox.

8.
EMPLOYMENT LAWS: Consultant shall comply fully with all applicable laws relating to worker’s compensation, social security, unemployment insurance, disability benefits, hours of labor, wages, working conditions, equal opportunity and affirmative action requirements, and other employer-employee matters.

9.
NO INVESTMENT ADVISORY OR BROKERAGE SERVICES; NO LEGAL SERVICES:  The Services do not include requiring the Consultant to engage in any activities for which an investment advisor’s registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a “broker’s” or “dealer’s” registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law.  Consultant’s work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services to Exobox.  Accordingly, Consultant shall not express any legal opinions with respect to any matters affecting Exobox.

10.       DISCLOSURE AND USE RESTRICTIONS:

a.
Confidentiality.  The existence and terms of this Agreement and all information and material provided by Exobox to Consultant hereunder, or developed or acquired by or for Consultant in connection with the performance of the Services, shall be treated as "Confidential Information" under and shall be subject to the terms and conditions of the Confidentiality, Non Disclosure & Non-Circumvention Agreement executed between Exobox and Consultant, effective the 4th day of September, 2008.

b.
Work for Hire.  It is understood and agreed that all Services and work product (“Property”) are being provided to Exobox by Consultant on a “work for hire” basis within the scope of 17 United States Code Section 201(b).  All rights, including, but not limited to, all patent, trademark and copyright ownership rights in the Property are the sole property of Exobox.  It is further understood and agreed that Consultant hereby transfers to Exobox any and all right, title and interest that he has acquired or may acquire in the Property, including, but not limited to, all patent, trademark and copyright rights and protections under United States Copyright Law, including, but not limited to, 17 United States Code Section 106. All internet security software design, development and/or coding for which Consultant is responsible or contributes to, directly or indirectly, in whole or in part, including, but not limited to, that related to Exobox technology known as SUEZ and/or SOS, has been done or will be done by Consultant solely on behalf of Exobox.  All rights, including, but not limited to, all copyright ownership, trademark and patent rights in said Property, and/or any and all related continuations, divisions, improvements, reissues, extensions and/or developments, are the sole property of Exobox.  It is further understood and agreed that Consultant hereby transfers to Exobox any and all rights, title and interest that he/she has acquired or may acquire in the Property, and /or any and all related continuations, divisions, improvements, reissues, extensions and/or developments, including, but not limited to, (i) all copyright rights and protections under United States Copyright Law, including, but not limited to, 17 United States Code Section 106 and (ii) all patent rights, domestic and foreign.

In entering into this Agreement to provide Services, Consultant hereby transfers to Exobox all right, title and interest, including the copyright and all domestic and foreign patent rights, in and to Services.  This Agreement is an agreement to transfer all such rights.

All rights, title and interest including any copyright and all domestic and foreign patent rights in and to Services created under this Agreement (including without limitation all derivative works based on or incorporating Services), which does not qualify as a “work-for-hire” within the scope of 17 U.S.C. §201(b) shall be deemed to have been automatically transferred to Exobox from the date of fixation thereof in a tangible medium of expression.  Upon Exobox’s request, Consultant shall execute any and all documents and render such other assistance as Exobox deems reasonably necessary to protect Exobox’s full rights, title and interest worldwide including formal conveyance of copyright and assignment of patent rights.

Further, if Services prepared under this Agreement delivered to Exobox by Consultant includes any portion of works previously copyrighted by Consultant, Consultant herby grants to Exobox a non-exclusive worldwide, irrevocable paid-up license under such copyrights to reproduce, distribute, and use that portion of the works included as a part of Services.

Provided, however, that Exobox shall not unreasonably withhold its requested, written approval for Consultant to use properly redacted portions of Consultant’s work product produced hereunder in connection with Consultant’s future business solicitation efforts.

11.
PAYMENTS DUE OTHERS:  Except as is otherwise expressly provided herein or subsequently authorized in writing by Exobox and Consultant, Consultant will be solely responsible for compensating any and all individuals and entities not a party to this Agreement, if any, Consultant uses to assist him hereunder or who otherwise have any claim or entitlement through Consultant in connection with Consultant’s Services.

12
TERM AND TERMINATION: This Agreement is for a fixed term of two (2) years. Provided, however, that the rights and obligations set forth in paragraph nos. 2, 3, 4, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 26, 27, 28 and 29 shall survive the termination or expiration of this Agreement.

13.	INDEMNIFICATION: The Consultant and Exobox hereby agree as follows:

a.
Exobox will indemnify and hold harmless the Consultant against and in respect of all damages, claims, losses and expenses (including, without limitation, attorneys’ fees and disbursements) reasonably incurred (all such amounts may hereinafter be referred to as the “Damages”) by the Consultant arising out of : (i) any misrepresentations or breach of any warranty made by Exobox pursuant to the provisions of this Agreement or in any statement, certificate or other document furnished by Exobox pursuant to this Agreement and (ii) the nonperformance or breach of any covenant, agreement or obligation of Exobox contained in this Agreement which has not been waived by the Consultant;

b.
Exobox will be obligated  to indemnify and hold harmless the Consultant with respect to claims for Damages as to which the Consultant shall have given written notice to Exobox on or before the close of business on the sixtieth day following the expiration of the Term hereof;

c.
in any case where Exobox has indemnified the Consultant for any Damages and the Consultant recovers from third parties all or any part of the amount so indemnified by Exobox, the Consultant shall promptly pay over to Exobox the amount so recovered;

d.
with respect to claims or demands by third parties, whenever the Consultant shall have received notice that such a claim or demand has been asserted or threatened which, if valid, would be subject to indemnification hereunder, the Consultant shall as soon as reasonably possible and in any event within thirty (3) days of receipt of such notice, notify Exobox of such claim or demand and of all relevant facts within its knowledge which relate thereto.  Exobox shall then have the right at its own expense to undertake the defense of any such claims or demands utilizing counsel selected by Exobox and approved by the Consultant, which approval shall not be unreasonably withheld.  In the event that Exobox should fail to give notice of the intention to undertake the defense of any such claim or demand within thirty (30) days after receiving notice that it has been asserted or threatened, the Consultant shall have the right to satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to Exobox;

e.
the Consultant will indemnify and hold harmless Exobox against and in respect of all Damages reasonably incurred by Exobox arising out of: (i) any misrepresentation or breach of any warranty made by the Consultant pursuant to the provisions of this Agreement, and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Consultant which has not been waived by Exobox;

f.
the Consultant will be obligated to indemnify Exobox for Damages as to which Exobox shall have given written notice to the Consultant on or before the close of business on the sixtieth day following the second anniversary hereof;

g.
in any case where the Consultant has indemnified Exobox for any Damages and Exobox recovers from third parties all or any part of the amount so indemnified by the Consultant, Exobox shall promptly pay over to the Consultant the amount so recovered; and

h.
with respect to claims or demands by third parties, whenever Exobox shall have received notice that such a claim or demand has been asserted or threatened, which, if valid, would be subject to indemnification hereunder, Exobox shall as soon as reasonably possible and in any event within thirty (30) days of receipt of such notice, notify the Consultant of such claim or demand and of all relevant facts within its knowledge which relate thereto.  The Consultant shall have the right at its expense to undertake the defense of any such claim or demand utilizing counsel selected by the Consultant and approved by Exobox, which approval shall not be unreasonably withheld.  In the event that the Consultant should fail to give notice of its intention to undertake the defense of any such claim or demand  within thirty (30) days after receiving  notice that it has been asserted or threatened, Exobox shall have the right to satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Consultant.

GENERAL PROVISIONS

14.	AUTHORITY: The parties represent to each other that each has the full authority to enter into this Agreement.

15.
COMPLETE AGREEMENT: This is the complete agreement of the Parties hereto regarding the subject matter of this Agreement, superseding all others.  No term or provision of this Agreement may be added, changed, modified, deleted or waived, in whole or in part, without the express, signed written consent of Exobox and Consultant.

16.
GOVERNING LAW: This Agreement is made in Houston, Texas and is to be construed and enforced in accordance with the laws of the State of Texas applicable to contracts between residents of the State of Texas that are to be wholly performed within Texas and without regard to the choice of law or conflicts of law principles of Texas or any other jurisdiction.  All parties to this Agreement hereby irrevocably and unconditionally consent to the jurisdiction and venue provisions set forth in Paragraph No. 22 below and hereby irrevocably and unconditionally waive any defense of an inconvenient forum to the maintenance of suit as specified below, any objection to venue with respect to any such jurisdiction and any right of jurisdiction or venue on account of the place of residence or domicile of any party hereto.

17.	PARTIES BOUND: This Agreement shall be binding on Exobox and Consultant, their respective agents, representatives, assignees, successors, executors and administrators.

18.
THIRD PARTY BENEFICIARIES: Except as expressly provided herein, this Agreement is solely between and for the benefit of Exobox and Consultant, and no individual or entity that is not a signatory to this Agreement may enforce or claim any benefit under any of the provisions hereof.

19.
FURTHER ASSURANCES:  Exobox and Consultant shall execute all such other documents and do such other things as may be reasonably required in order to effectuate, evidence, and/or confirm the intended purpose of this Agreement.

20.
CUMULATIVE REMEDIES:  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law or in equity, and may be pursued separately, successively, or concurrently.

21.
REPRESENTATIONS AND WARRANTIES:  Exobox and Consultant each represents and warrants to the other that, as of the Effective Date:  (i) it has all requisite power and authority to enter into this Agreement and perform its obligations hereunder; (ii) the execution, delivery, and performance of its obligations under this Agreement have been duly authorized by it and this Agreement has been duly executed and delivered by its authorized representative; (iii) its execution and delivery of, and the performance of its obligations under, this Agreement will not (a) result in a breach of, or constitute a default under, any agreement, lease, or instrument (including any organizational instrument or document) to which it is a party or by which it or its properties may be bound or affected, or (b) violate any applicable legal requirement, including any law, rule, regulation, statute, ordinance, writ, order, or determination of an arbitrator or a court or other governmental authority; (iv) no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of its best knowledge, threatened against it or any of its properties or revenues, existing or future, which if adversely determined could prevent the performance of or have a material adverse effect on its ability to perform its obligations hereunder; and (v) its obligations under this Agreement are legal, valid, and binding against it, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, or other similar legal requirements affecting creditor's rights generally and by principles of equity.

22.
JURISDICTION & VENUE:  The parties unconditionally consent to exclusive jurisdiction and venue in the courts of Houston, Harris County, Texas for resolution of any and all claims, disputes, injunctive relief and suits pertaining to this Agreement for actual and/or punitive damages, costs, attorneys' fees or interest, whether general or specific, at law or in equity.

23.
NOTICE: Any notice required to be given under this Agreement shall be (i) sent by certified mail, return receipt requested; (ii) faxed as set forth herein; (iii) e-mailed as set forth herein or (iv) hand delivered.  Notice shall be effective upon the earlier of actual receipt by the Party to whom said notice is sent or the expiration of three (3) business days if sent by certified mail, return receipt requested.  Notice sent by fax or e-mail shall be effective upon receipt by the Party to whom said notice is sent if received on regular business days between the hours of 9:00 a.m. and 5:00 p.m.; provided, however, that notice received by fax or e-mail after 5:00 p.m. and before 9:00 a.m. the next business day shall be deemed to have been received at 9:00 a.m. the first business day following receipt of said notice.  Hand delivered notice shall be effective only upon actual receipt by the Party to whom said notice is sent.  Notices sent hereunder shall be addressed as follows.

If by certified mail, return receipt requested, or by hand delivery to Exobox, then:

Richard J. Kampa, CEO
Exobox Technologies Corp.
2121 Sage Road, Suite 200
Houston, Texas  77056

With a copy not constituting notice to:

Thomas Pritchard
Brewer & Pritchard, P.C.
3 Riverway, 18th Floor
Houston, Texas 77056

Or, if by fax to Exobox, then: (713) 625-7890,

With a non-notice copy to Thomas Pritchard: (713) 209-2921.

Or, if by e-mail to Exobox, then: Richard.Kampa@exobox.com.

With a non-notice copy to Thomas Pritchard: Pritchard@bplaw.com.

If by certified mail, return receipt requested, or by hand delivery to Consultant, then:

Sam Skipper
3315 Marquart
Houston, Texas 77027

Or, if by fax to Consultant, then: (713) 771-5556,

Or if by e-mail to Consultant, then: skipper@eccoenergy.com.

24.
SEVERABILITY:  If any term or provision hereof is held to be unenforceable, in whole or in part, by any court, arbitration panel or other entity having valid jurisdiction to construe or enforce this Agreement, then said term or provision shall be amended or deleted as necessary, and the remaining portions of this Agreement shall continue in full force and effect.

25.	TIME: Time shall be of the essence of this Agreement.

26.	HEADINGS: All headings used herein are for convenience only and shall not be used or referred to in the construction, amendment or interpretation of any term or provision of this Agreement.

27.
AMBIGUITY:  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

28.
GENDER AND TENSE: Unless the text specifically requires otherwise, the masculine shall include the feminine, the feminine shall include the masculine, the singular shall include the plural and the plural shall include the singular.

29.
ASSIGNMENT:  Neither Exobox nor Consultant may assign this Agreement or any of its rights and obligations hereunder, whether voluntarily, involuntarily, or by operation of law, to any person or entity without the other Party’s prior, written consent.

30.
COUNTERPART AND FACSIMILE SIGNATURES:  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

31.
ACKNOWLEDGEMENT: EACH PARTY SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS READ THIS AGREEMENT AND IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT.  EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILTIY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS’.  IN ADDITON, EACH PARTY ACKNOWLEDGES AND AGREES THAT NO CONSIDERATION SHALL BE GIVEN TO THE FACT OR PRESUMPTION THAT ONE PARTY HAD A GREATER OR LESSER ROLE IN THE DRAFTING OF THIS AGREEMENT, OR ANY PORTION THEREOF, AND THAT EXAMPLES SHALL NOT BE CONSTRUED TO LIMIT, EXPRESSLY OR BY IMPLICATION, THE MATTER THEY ILLUSTRATE.

32.	EFFECTIVE DATE: This Agreement is executed in multiple originals effective the date first set forth above.

ACCEPTED AND AGREED TO: